Exhibit 3.13
Ross miller Secretary of state 205 north Carson street Carson city Nevada 89701-4299 (775) 884 5708 Filed in the office of Ross Miller Secretary of state state of Nevada document number 20070789967-45 filing date and time 11/20/2007 10:30am entity number E079732207-1 Use black ink only do not highlight above space is for office use only 1. name of limited liability company; Aarora LMC, LLC Check box if a select limited liability company ☒ 2.resident agent name and street address: the corporation trust company of Nevada name 6100 nail road, suit 500 Remo Nevada 89511 (MANDATORV) Physical street address city zip optional mailing address city state zip code 3. disclosure date: optional - latest date upon which the company is to disclose (if resident is not permanent): 4. management company shall be managed by ÿ manager(s) OR ☒ Members check only one box 5. name and address of each manages of managing member Aarora diagnostics, llc Name 1130 north jog road suite 103 falm beach garden FL 33418 address city state zip code name address city state zip code name address city state zip code 6. name address and statement of operation of organizer l. keith harvy name signature alston & bird llp, 1201 west peschtree street Atlanta GA 30309-3424 address city state zip code 7. certificate of acceptance of appointment of resident agent: I hereby accept appointment as resident agent for the above named limited liability company. 11/20/07 aouthorized signature of r.a or on behalf of R.A. company date this form must be accompanied by appropriate fees.